EXHIBIT 10.50

Mr. John J. Bonasia
1160 South River Landing
Edgewater, MD 21037

Dear John:

This letter will set forth our agreement regarding your employment and management responsibilities as Senior Vice President, Manufacturing effective October 3, 1994.

1. Position: The position is that of Senior Vice President, Manufacturing reporting to the President and Chief Operating Officer of UNC Incorporated.

You will be responsible for the profitability and growth of the units comprising UNC's Manufacturing operations, including UNC Chemical Dynamics, UNC Tri Manufacturing, UNC Johnson Technology, UNC Aerostructures, UNC Tri Remanufacturing and Artex.

2.  Compensation:

    (a) Base Salary: Your base annual salary will be $195,000, payable biweekly and reviewed annually.

    (b) Incentive Compensation Plan: You will be designated a participant in UNC's Incentive Compensation Plan (the "Plan"), under which you may receive incentive compensation of up to 50% of your base annual salary depending on UNC's performance in achieving it's annual business plan goals. You will also be eligible to receive additional discretionary compensation up to $100,000 for achieving all of the UNC Manufacturing operations objectives and goals to be determined at a later date between you and the President and Chief Operating Officer.

3.  Other Benefits:

    (a) Perquisite:You will receive a $10,000 per year allowance, paid in January and July in lieu of car expenses and other perquisites.

    (b) Retirement Income Savings Plan: You will continue to be eligible to participate in the UNC Retirement Income Savings Plan.

    (c) Group Insurance: You will continue to be eligible to participate in UNC's health, life insurance, disability and other benefit plans.

    (d)  Supplemental Executive Retirement Plan:
You will continue as an eligible participant in this plan. Your future benefit will be calculated using the average of your highest three years of base salary.

    (e)  Change In Control: Will remain in effect.

    (f)  Vacation: You will be entitled to an
annual vacation of three weeks.

4. Termination: In the event of the termination of your employment at the initiative of UNC Incorporated, for any reason other than for cause or a change in control, you will be entitled to receive up to twelve (12) months of salary and group health benefits continuance from the date of termination of your active employment to the time alternative employment is obtained.

If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter to me.

Sincerely,



/s/Dan Colussy



Accepted:



/s/ John J. Bonasia

9/29//94
Date

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